AMENDMENT NO. 1
TO THE
EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 (“Amendment”) is made and entered into this 10th day of August, 2017, between Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”) and Samuel J. Simon (the “Executive”).
WHEREAS, the parties have previously entered into an Employment Agreement, dated September 11, 2014 (the “Agreement”); and

WHEREAS, the parties desire to amend certain terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	Section 1.1 is hereby amended so that the Term of the Agreement shall expire on November 10, 2017.

2.	Section 1.2 is hereby deleted in its entirety and replaced with the following:
During the Term, the Executive will serve as the Company’s President and General Counsel and will be responsible for such other duties, commensurate with his position and authority, as are reasonably determined, from time to time, by the Company’s Chief Executive Officer. The Executive shall devote his full business time and effort to the performance of his duties hereunder and will render his services at the Company’s offices in Birmingham, Alabama (“Work Location”), except that the Executive agrees to travel from time to time to the extent required for the performance of his duties.

3.	The parties agree that, except as amended hereby, all of the other terms and conditions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

Infinity Property And Casualty Corporation: By: /s/ Glen. N. Godwin Name: Glen N. Godwin Title: Chief Executive Officer	Executive: /s/ Samuel J. Simon Samuel J. Simon